Exhibit 4.2
EXECUTION COPY

NOBLE CORPORATION,
ISSUER,
NOBLE DRILLING CORPORATION,
GUARANTOR
AND
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
TRUSTEE

FIRST SUPPLEMENTAL INDENTURE
RELATING TO
$300,000,000 of 5.875% Senior Notes due 2013
Dated as of May 26, 2006

     FIRST SUPPLEMENTAL INDENTURE, dated as of May 26, 2006 and relating to the Notes referred to below (this “First Supplemental Indenture”), by and among NOBLE CORPORATION, a Cayman Islands exempted company limited by shares (herein called the “Company”), NOBLE DRILLING CORPORATION, a Delaware corporation and a wholly-owned indirect subsidiary of the Company (herein called the “Guarantor”), and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States of America, as Trustee (herein called the “Trustee”). Capitalized terms not otherwise defined in this First Supplemental Indenture have the meanings assigned to them in the Indenture referred to below.
WITNESSETH:
     WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture dated as of May 26, 2006 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), to provide for the issuance from time to time of its unsecured senior debt securities (the “Securities”), the form and terms of which are to be established pursuant to Articles Two and Three of the Indenture; and
     WHEREAS, Article Nine of the Indenture provides, among other things, that the Company and the Trustee may enter into indentures supplemental to the Indenture for, among other things, the purpose of establishing the form and terms of the Securities of any series as permitted in Articles Two and Three of the Indenture and otherwise amending the Indenture in a manner not prejudicial to the interests of the Holders of the Securities of any series; and
     WHEREAS, the Company desires to create a series of Securities under the Indenture in an aggregate principal amount of $300,000,000 of 5.875% Senior Notes due 2013 (the “Notes”), in furtherance of which the Board of Directors has adopted a Board Resolution authorizing the Company to enter into this First Supplemental Indenture without the consent of the Holders of the Securities as provided for in Section 901 of the Indenture; and
     WHEREAS, the Guarantor has agreed to fully and unconditionally guarantee the due and punctual payment of the principal of, premium, if any, interest on and all other amounts due under the Indenture and the Notes, which guarantee is provided in this First Supplemental Indenture; and
     WHEREAS, all acts necessary to make the Notes, when executed by the Company and authenticated and delivered by the Trustee as provided in the Indenture, the valid and binding obligations of the Company and to make this First Supplemental Indenture a valid and binding agreement in accordance with Article Nine of the Indenture have been duly performed and executed;
     NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained, the Company, the Guarantor and the Trustee mutually covenant and agree for the equal and proportionate benefit of the Holders from time to time of the Notes as follows:

     Section 1. Issuance, Terms and Form of the Notes.
     1.1 Issuance of the Notes. A series of Securities is hereby created which shall be designated as the 5.875% Senior Notes due 2013. The aggregate principal amount of the Notes created hereby which may be authenticated and delivered under this First Supplemental Indenture shall not exceed $300,000,000, except as permitted under the terms of the Indenture.
     1.2 Terms of the Notes. The Notes shall be executed, authenticated and delivered in accordance with the provisions of, and shall in all respects be subject to, the terms, conditions and covenants of the Indenture and this First Supplemental Indenture.
     1.3 Form of the Notes. The Notes shall be executed, authenticated and delivered substantially in the form attached hereto as Exhibit A, the terms of which are incorporated in this First Supplemental Indenture for all purposes.
     Section 2. Amendments to the Indenture Relating to the Notes.
     2.1 Amendments to Article One of the Indenture (Definitions). Article One of the Indenture is hereby amended in respect of, and applicable to, the Notes and only in respect of, and applicable to, the Notes as follows:
     (a) by adding thereto the following new definitions in their appropriate alphabetical order:
     “Attributable Indebtedness,” when used with respect to any Sale/Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights) during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first day such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the net amount determined assuming no such termination.
     “Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under generally accepted accounting principles in the United States, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with generally accepted accounting principles in the United States.
     “Consolidated Net Tangible Assets” means the total amount of assets (less applicable reserves and other properly deductible items) after deducting (1) all current liabilities (excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined and current maturities of long-term debt) and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent quarterly balance sheet of the Company and its consolidated Subsidiaries and determined in accordance with generally accepted accounting principles in the United States.
     “Funded Indebtedness” means all Indebtedness (including Indebtedness incurred under any revolving credit, letter of credit or working capital facility) that by its terms matures on, or that is renewable at the option of any obligor thereon to, a date more than one year after the date on which such Indebtedness is originally incurred.
     “Indebtedness” of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), other than standby letters of credit, performance bonds and other obligations issued by or for the account of such Person in the ordinary course of business, to the extent not drawn or, to the extent drawn, if such drawing is reimbursed not later than the third Business Day following demand for reimbursement, (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred in the ordinary course of business, (v) all Capitalized Lease Obligations of such Person, (vi) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person (provided that if the obligations so secured have not been assumed in full by such Person or are not otherwise such Person’s legal liability in full, then such obligations shall be deemed to be in an amount equal to the greater of (a) the lesser of (1) the full amount of such obligations and (2) the fair market value of such assets, as determined in good faith by the board of directors of such Person, which determination shall be evidenced by a resolution of such board of directors, and (b) the amount of obligations as have been assumed by such Person or which are otherwise such Person’s legal liability), and (vii) all Indebtedness of others (other than endorsements in the ordinary course of business) guaranteed by such Person to the extent of such guarantee.
     “Joint Venture” means any partnership, corporation or other entity in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by the Company and/or one or more Subsidiaries.
     “Lien” means any mortgage, pledge, lien, encumbrance, charge or security interest. For purposes of the Indenture, the Company or any Subsidiary of the Company shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease Obligation or other title retention agreement relating to such asset.
     “Make-Whole Premium” with respect to any Note (or portion of a Note) to be redeemed shall be equal to the excess, if any, of:

          (i) the sum of the present values, calculated as of the Redemption Date, of:
     (A) each interest payment that, but for the redemption, would have been payable on the Note (or its portion) being redeemed on each Interest Payment Date occurring after the Redemption Date (excluding any accrued interest for the period before the Redemption Date); and
     (B) the principal amount that, but for the redemption, would have been payable at the final maturity of the Note (or its portion) being redeemed;
     over
          (ii) the principal amount of the Note (or its portion) being redeemed.
     The present values of interest and principal payments referred to in clause (i) above will be determined in accordance with generally accepted principles of financial analysis. Those present values will be calculated by discounting the amount of each payment of interest or principal from the date that such payment would have been payable, but for the redemption, to the Redemption Date at a discount rate equal to the Treasury Yield plus 15 basis points.
     The Make-Whole Premium will be calculated by an independent investment banking institution of national standing appointed by the Company, provided that if the Company fails to make such appointment at least 45 Business Days prior to the Redemption Date, or if the institution so appointed is unwilling or unable to make the calculation, such calculation will be made by Goldman, Sachs & Co. or, if that firm is unwilling or unable to make the calculation, by an independent investment banking institution of national standing appointed by the Trustee (in any such case, the “Independent Investment Banker”).
     “Non-Recourse Indebtedness” means any Indebtedness of the Company or any Subsidiary in respect of which (a) the recourse of the holder of such Indebtedness, whether direct or indirect and whether contingent or otherwise, is effectively limited to (i) Liens on specified assets and (ii) in respect of Indebtedness of a Subsidiary, Liens on assets of the Subsidiary acquired after the date of original issuance of the Notes, and with respect to such Indebtedness of the Company or a Subsidiary, neither the Company nor any Subsidiary (other than the issuer of such Indebtedness) provides any credit support or is otherwise liable or obligated and (b) the occurrence of any event, or the existence of any condition under any agreement or instrument relating to such Indebtedness, shall not at any time have the effect of accelerating, or permitting the acceleration of, the maturity of any other Indebtedness of the Company or any of its Subsidiaries or otherwise permitting any such other Indebtedness to be declared due and payable, or to be required to be prepaid, purchased or redeemed, prior to the stated maturity thereof.
     “Pari Passu Indebtedness” means any Indebtedness of the Company, whether outstanding on the issue date of the Notes or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall be subordinated in right of payment to the Notes.

     “Permitted Liens” means (i) Liens existing on the date of original issuance of a series of Notes; (ii) Liens on property or assets of, or any shares of stock of, or other equity interests in, or indebtedness of, any Person existing at the time such Person becomes a Subsidiary of the Company or at the time such Person is merged into or consolidated with the Company or any of its Subsidiaries or at the time of a sale, lease or other disposition of the properties of a Person (or a division thereof) as an entirety or substantially as an entirety to the Company or a Subsidiary; (iii) Liens in favor of the Company or any of its Subsidiaries; (iv) Liens in favor of governmental bodies to secure progress or advance payments; (v) Liens securing industrial revenue or pollution control bonds; (vi) Liens on property securing (a) all or any portion of the cost of acquiring, constructing, altering, improving or repairing any property or assets, real or personal, or improvements used or to be used in connection with such property or (b) Indebtedness incurred by the Company or any Subsidiary of the Company prior to or within one year after the later of the acquisition, the completion of construction, alteration, improvement or repair or the commencement of commercial operation thereof, which Indebtedness is incurred for the purpose of financing all or any part of the purchase price thereof or construction or improvements thereon; (vii) statutory liens or landlords’, carriers’, warehouseman’s, mechanics’, suppliers’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings; (viii) Liens on current assets of the Company or any Subsidiary securing Indebtedness of the Company or such Subsidiary, respectively; (ix) Liens on the stock, partnership or other equity interest of the Company or any Subsidiary in any Joint Venture or any Subsidiary that owns an equity interest in such Joint Venture to secure Indebtedness, provided the amount of such Indebtedness is contributed and/or advanced solely to such Joint Venture; (x) Liens under workers compensation or similar legislation; (xi) Liens in connection with legal proceedings or securing tax assessments, which in each case are being contested in good faith; (xii) good faith deposits in connection with bids, tenders, contracts or Liens; (xiii) deposits made in connection with maintaining self-insurance, to obtain the benefits of laws, regulations or arrangements relating to unemployment insurance, old age pensions, social security or similar matters or to secure surety, appeal or customs bonds; and (xiv) any extensions, substitutions, replacements or renewals in whole or in part of a Lien enumerated in clauses (i) through (xiii) above.
     “Principal Property” means any jackup, semisubmersible, drillship, submersible or other mobile offshore drilling unit, or integral portion thereof, owned or leased by the Company or any Subsidiary and used for drilling offshore oil and gas wells, which, in the opinion of the Board of Directors, is of material importance to the business of the Company and its Subsidiaries taken as a whole, but no such jackup, semisubmersible, drillship, submersible or other mobile offshore drilling unit, or portion thereof, shall be deemed of material importance if its net book value (after deducting accumulated depreciation) is less than 2.0% of Consolidated Net Tangible Assets.
     “Sale/Leaseback Transaction” means any arrangement with any Person pursuant to which the Company or any Subsidiary leases any Principal Property that has been or is to be sold or transferred by the Company or the Subsidiary to such Person, other than (i) temporary leases for a term, including renewals at the option of the lessee, of not more than five years, (ii) leases between the Company and a Subsidiary or between Subsidiaries, or (iii) leases of Principal Property executed by the time of, or within 12 months after the later of, the acquisition, the completion of construction, alteration, improvement or repair or the commencement of commercial operation of the Principal Property.
     “Treasury Yield” means a rate of interest per annum equal to the weekly average yield to maturity of United States Treasury Notes that have a constant maturity that corresponds to the remaining terms to maturity of the Notes, calculated to the nearest 1/12th of a year (the “Remaining Term”). The Treasury Yield will be determined as of the third Business Day immediately before the applicable Redemption Date.
     The weekly average yields of United States Treasury Notes will be determined by referring to the most recent statistical release published by the Federal Reserve Bank of New York and designated “H.15(519) Selected Interest Rates” or any successor release (the “H.15 Statistical Release”). If the H.15 Statistical Release contains a weekly average yield for United States Treasury Notes having a constant maturity that is the same as the Remaining Term, then the Treasury Yield will be equal to that weekly average yield. In all other cases, the Treasury Yield will be calculated by interpolation, on a straight-line basis, between the weekly average yields on the United States Treasury Notes that have a constant maturity closest to and greater than the Remaining Term and the United States Treasury Notes that have a constant maturity closest to and less than the Remaining Term (in each case as set forth in the H.15 Statistical Release). Any weekly average yields as calculated by interpolation will be rounded to the nearest 1/100th of 1% with any figure of 1/200% or above being rounded upward. If weekly average yields for United States Treasury Notes are not available in the H.15 Statistical Release or otherwise, then the Treasury Yield will be calculated by interpolation of comparable rates selected by the Independent Investment Banker.
     (b) by deleting the definitions of “Redemption Price” and “Subsidiary” and replacing them as follows:
     “Redemption Price” shall be the price equal to 100% of the principal amount of the Notes being redeemed plus accrued interest to the Redemption Date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Redemption Date), plus a Make-Whole Premium, if any is required to be paid. The Redemption Price will never be less than 100% of the principal amount of the Notes being redeemed plus accrued interest to the Redemption Date.
     “Subsidiary” means, with respect to the Company at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the Company in the Company’s consolidated financial statements if such financial statements were prepared in accordance with generally accepted accounting principles in the United States as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the Company or one or more Subsidiaries of the Company.

     2.2 Amendments to Article Ten of the Indenture (Covenants of the Company). Article Ten of the Indenture is hereby amended in respect of, and applicable to, the Notes and only in respect of, and applicable to, the Notes by adding thereto the following new Sections 1008 and 1009:
     SECTION 1008. Limitations on Liens. The Company will not, and will not permit any of its Subsidiaries to, issue, assume or guarantee any Indebtedness for borrowed money secured by any Lien upon any Principal Property or any shares of stock or indebtedness of any Subsidiary that owns or leases a Principal Property (whether such Principal Property, shares of stock or indebtedness are now owned or hereafter acquired) without making effective provision whereby the Notes (together with, if the Company shall so determine, any other Indebtedness or other obligation) shall be secured equally and ratably with (or, at the option of the Company, prior to) the Indebtedness so secured for so long as such Indebtedness is so secured. The foregoing restrictions do not, however, apply to Indebtedness secured by Permitted Liens.
     Notwithstanding the foregoing, the Company and its Subsidiaries may, without securing the Notes, issue, assume or guarantee secured Indebtedness that would otherwise be subject to the foregoing restrictions in an aggregate principal amount that, together with all other such Indebtedness of the Company and its Subsidiaries that would otherwise be subject to the foregoing restrictions (including Indebtedness permitted to be secured under clause (i) under the definition of Permitted Liens but excluding Indebtedness permitted to be secured under clauses (ii) through (xiv) thereunder) and the aggregate amount of Attributable Indebtedness deemed outstanding with respect to Sale/Leaseback Transactions (other than those in connection with which the Company has voluntarily retired any of the Notes, any Pari Passu Indebtedness or any Funded Indebtedness pursuant to clause (c) of Section 1009 hereof, does not at any one time exceed 15% of Consolidated Net Tangible Assets of the Company and its consolidated Subsidiaries.
     SECTION 1009. Limitation on Sale/Leaseback Transactions. The Company will not, and will not permit any Subsidiary to, enter into any Sale/Leaseback Transaction with any Person (other than the Company or a Subsidiary) unless: (a) the Company or such Subsidiary would be entitled to incur Indebtedness in a principal amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction secured by a Lien on the property subject to such Sale/Leaseback Transaction pursuant to Section 1008 hereof without equally and ratably securing the Notes pursuant to such covenant; (b) after the date of the first series of Notes issued under the Indenture and within a period commencing nine months prior to the consummation of such Sale/Leaseback Transaction and ending nine months after the consummation thereof, the Company or such Subsidiary shall have expended for property used or to be used in the ordinary course of business of the Company and its Subsidiaries an amount equal to all or a portion of the net proceeds of such Sale/Leaseback Transaction and the Company shall have elected to designate such amount as a credit against such Sale/Leaseback Transaction (with any such amount not being so designated to be applied as set forth in clause (c) below or as otherwise permitted); or (c) the Company, during the nine-month period after the effective date of such Sale/Leaseback Transaction, shall have applied to either (i) the voluntary defeasance or retirement of any Notes, any Pari Passu Indebtedness or any Funded Indebtedness or (ii) the acquisition of one or more Principal Properties at fair value, an amount equal to the greater of the net proceeds of the sale or transfer of the property leased in such Sale/Leaseback Transaction and the fair value, as determined by the Board of Directors, of such property as the time of entering into such Sale/Leaseback Transaction (in either case adjusted to reflect the remaining term of the lease and any amount expended by the Company as set forth in clause (b) above), less an amount equal to the sum of the principal amount of Notes, Pari Passu Indebtedness and Funded Indebtedness voluntarily defeased or retired by the Company plus any amount expended to acquire any Principal Properties at fair value, within such nine-month period and not designated as a credit against any other Sale/Leaseback Transaction entered into by the Company or any Subsidiary during such period.
     2.3 Amendments to Article Five of the Indenture (Events of Default). Article Five of the Indenture is hereby amended in respect of, and applicable to, the Notes and only in respect of, and applicable to, the Notes by renumbering clause (7) as clause (9) and by adding immediately after clause (6) the following new clauses (7) and (8), which shall constitute Events of Default with respect to the Notes:
     (7) the Guarantee ceases to be in full force and effect (except in accordance with the terms of this First Supplemental Indenture), or the Guarantor denies or disaffirms its obligations under this First Supplemental Indenture; or
     (8) default under any bond, debenture, note or other evidence of Indebtedness (other than Non-Recourse Indebtedness) by either the Company or any Subsidiary or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness (other than Non-Recourse Indebtedness) of either of the Company or any Subsidiary resulting in the acceleration of such Indebtedness (other than Non-Recourse Indebtedness), or any default in payment of such Indebtedness (other than Non-Recourse Indebtedness) (after expiration of any applicable grace periods and presentation of any debt instruments, if required), if the aggregate amount of all such Indebtedness (other than Non-Recourse Indebtedness) that has been so accelerated and with respect to which there has been such a default in payment shall exceed $25,000,000 and there has been a failure to obtain rescission or annulment of all such accelerations or to discharge all such defaulted indebtedness within 20 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of all Outstanding Notes of such series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the Indenture; or
     2.4 Amendments to Article Eleven of the Indenture (Redemption of Securities). Article Eleven of the Indenture is hereby amended in respect of, and applicable to, the Notes and only in respect of, and applicable to, the Notes by deleting Sections 1102, 1105 and 1106 therefrom in their entirety and substituting in lieu thereof the following new Sections 1102, 1105 and 1106:

     SECTION 1102. Election to Redeem; Notice to Trustee. The election of the Company to redeem any Notes shall be evidenced by a Board Resolution, a certified copy of which is delivered to the Trustee. In case of any redemption at the election of the Company, the Company shall, at least 45 days prior to the Redemption Date fixed by it (unless a shorter notice period shall be satisfactory to the Trustee), notify the Trustee of such Redemption Date and of the series and aggregate principal amount of Notes to be redeemed.
     SECTION 1105. Deposit of Redemption Price. On or before 10:00 a.m., New York City time, on any Redemption Date, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company is acting as its own Paying Agent, segregate and hold in a trust as provided in Section 1003) an amount of money sufficient to pay the Redemption Price of all the Notes that are to be redeemed on that date.
     SECTION 1106. Notes Payable on Redemption Date. Notice of redemption having been given as aforesaid, the Notes so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified, and from and after such date (unless the Company shall default in the payment of the Redemption Price) such Notes shall cease to accrue interest. Upon surrender of any such Note for redemption in accordance with said notice, such Notes shall be paid by the Company at the Redemption Price.
     If any Notes called for redemption shall not be so paid upon surrender thereof for redemption, the Redemption Price thereof shall accrue interest at the rate of 5.875% per annum.
     Section 3. Agreement to Guarantee. The Guarantor hereby agrees as follows:
     (a) Subject to Subsection 3(b) below, the Guarantor (or any successor person pursuant to the applicable provisions of this First Supplemental Indenture) hereby irrevocably and unconditionally guarantees (such guarantee being the “Guarantee”) to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture and the Notes thereunder, that: (i) the principal of, premium, if any, and interest on the Notes promptly will be paid in full when due, whether at the Maturity, by acceleration, call for redemption or otherwise, and interest on the overdue principal, premium, if any, and interest, if any, on the Notes, if lawful, and all other payment obligations of the Company to the Holders and the Trustee under the Indenture and the Notes thereunder will be promptly paid in full, all in accordance with the terms of the Indenture and the Notes thereunder, and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other payment obligations, the same will be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Failing payment when due by the Company of any amount so guaranteed for whatever reason, the Guarantor shall be obligated to pay the same immediately. The Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Indenture or the Notes thereunder, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions of the Indenture or the Notes thereunder, the recovery of any judgment against the Company, or any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. The Guarantor hereby waives presentment, demand of payment, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and the Indenture.
     (b) It is the intention of the Guarantor and the Company that the obligations of the Guarantor hereunder shall be, but not in excess of, the maximum amount permitted by applicable law. Accordingly, if the obligations in respect of the Guarantee would be annulled, avoided or subordinated to the creditors of the Guarantor by a court of competent jurisdiction in a proceeding actually pending before such court as a result of a determination both that such Guarantee was made without fair consideration and, immediately after giving effect thereto, the Guarantor was insolvent or unable to pay its debts as they mature or left with an unreasonably small capital, then the obligations of the Guarantor under the Guarantee shall be reduced by such court if such reduction would result in the avoidance of such annulment, avoidance or subordination; provided, however, that any reduction pursuant to this paragraph shall be made in the smallest amount as is strictly necessary to reach such result. For purposes of this paragraph, “fair consideration,” “insolvency,” “unable to pay its debts as they mature,” “unreasonably small capital” and the effective times of reductions, if any, required by this paragraph shall be determined in accordance with applicable law.
     (c) The Guarantor shall be subrogated to all rights of the Holders against the Company in respect of any amounts paid by the Guarantor pursuant to the provisions of the Guarantee or the Indenture; provided, however, that the Guarantor shall not be entitled to enforce or to receive any payments arising out of, or based upon, such right of subrogation until the principal of, premium, if any, and interest on all Notes issued under the Indenture shall have been paid in full.
     Section 4. Execution and Delivery of Guarantee. To evidence the Guarantee set forth in Section 3, the Company and the Guarantor hereby agree that a notation of such Guarantee shall be endorsed on each Note authenticated and delivered by the Trustee, that such notation of such Guarantee shall be in the form attached hereto as Exhibit B, and shall be executed on behalf of the Guarantor by an officer thereof.
     The Guarantor hereby agrees that the Guarantee set forth in Section 3 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of the Guarantee.
     Section 5. Release of Guarantor. The Guarantor shall be released from all of its obligations under the Guarantee and under the Indenture if:
     (a) the Company or the Guarantor has transferred all or substantially all of its properties and assets to any Person (whether by sale, merger or consolidation or otherwise), or has merged into or consolidated with another Person, pursuant to a transaction in compliance with the Indenture and:
     (i) the Person to whom all or substantially all of the properties and assets of the Company or the Guarantor are transferred, or whom the Company or the Guarantor has merged into or consolidated with, has expressly assumed, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the payment obligations of the Guarantor under the Guarantee;
     (ii) immediately before and immediately after giving effect to such transaction, no Event of Default, and no event or condition which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and
     (iii) the Guarantor has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture comply with this Section 5 and that all conditions precedent herein provided for relating to such transaction have been complied with;
     (b) the Guarantor liquidates (other than pursuant to any applicable bankruptcy law or rule) and complies, if applicable, with the provisions of the Indenture; provided that if a Person and its Affiliates, if any, shall acquire all or substantially all of the assets of the Guarantor upon such liquidation the Guarantor shall liquidate only if:
     (i) the Person and each such Affiliate (or the common corporate parent of such Person and its Affiliates, if such Person and its Affiliates are wholly-owned by such parent) which acquire or will acquire all or a portion of the assets of the Guarantor shall expressly assume, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Guarantor, under the Guarantee;
     (ii) immediately after giving effect to such transaction, no Event of Default, and no event or condition which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and
     (iii) the Guarantor has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such liquidation and such supplemental indenture comply with this Section 5 and that all conditions precedent herein provided for relating to such transaction have been complied with; or
     (c) the Guarantor ceases for any reason to be a “wholly-owned subsidiary” of the Company (as such term is defined in Rule 1-02(z) of Regulation S-X promulgated by the Commission).
     (d) Upon any assumption of the Guarantee by any Person pursuant to this Section 5, such Person may exercise every right and power of the Guarantor under the Guarantee and the Indenture with the same effect as if such successor corporation had been named as the Guarantor herein, and all the obligations of the Guarantor under the Guarantee and the Indenture shall terminate.
     Section 6. Limitation on Individual Liability. No recourse under or upon any obligation, covenant or agreement contained in this First Supplemental Indenture or the Guarantee, or for any claim based thereon or otherwise in respect thereof, shall be had against any incorporator, member, shareholder, officer or director, as such, past, present or future, of the

Guarantor, the Company or any successor Person, either directly or through the Guarantor or the Company, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that this First Supplemental Indenture and the obligations issued hereunder are solely corporate obligations, and that no such personal liability whatever shall attach to, or is or shall be incurred by, the incorporators, members, shareholders, officers or directors, as such, of the Guarantor, the Company or any successor Person, or any of them, because of the creation of the indebtedness hereby authorized, or under or by reason of the obligations, covenants or agreements contained in this First Supplemental Indenture or in the Guarantee or implied therefrom; and that any and all such personal liability of every name and nature, either at common law or in equity or by constitution or statute, of, and any and all such rights and claims against, every such incorporator, member, shareholder, officer or director, as such, because of the creation of the indebtedness hereby authorized, or under or by reason of the obligations, covenants or agreements contained in this First Supplemental Indenture or in the Guarantee or implied therefrom, are hereby expressly waived and released as a condition of, and as a consideration for, the execution of this First Supplemental Indenture and the issuance of the Guarantee.
     Section 7. Miscellaneous.
     7.1 The Trustee. The recitals contained herein shall be taken as the statements of the Company and the Trustee shall not assume responsibility for, or be liable in respect of, the correctness thereof. The Trustee makes no representation as to, and shall not be liable or responsible for, the validity or sufficiency of this First Supplemental Indenture.
     7.2 Limited Effect. Except as expressly amended hereby, all of the provisions, covenants, terms and conditions of the Indenture are ratified and confirmed, and shall remain in full force.
     7.3 Counterparts. This First Supplemental Indenture may be executed by one or more parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
     7.4 Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE DEEMED TO BE A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.
[Remainder of Page Intentionally Left Blank]

12

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

NOBLE CORPORATION
By:	/s/ Mark A. Jackson
	Name:	Mark A. Jackson
	Title:	President and Chief Operating Officer

NOBLE DRILLING CORPORATION
By:	/s/ Mark A. Jackson
	Name:	Mark A. Jackson
	Title:	Senior Vice President

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
By:	/s/ Carol Logan
	Name:	Carol Logan
	Title:	Vice President

EXHIBIT A
[FORM OF NOTE]
     UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
NOBLE CORPORATION
5.875% SENIOR NOTE DUE 2013
$300,000,000
CUSIP No. G65422AA8
Issue Date: May 26, 2006
     Noble Corporation, a Cayman Islands exempted company limited by shares (the “Company”), promises to pay to CEDE & CO. or its registered assigns, the principal amount of THREE HUNDRED MILLION DOLLARS ($300,000,000) on June 1, 2013. This Note shall not bear interest except as specified on the other side of this Note. Additional provisions of this Note are set forth on the other side of this Note.

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

NOBLE CORPORATION

By:
Name:
Title:

Exhibit A-2

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
     This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.
Dated: May 26, 2006

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Exhibit A-3

[FORM OF REVERSE SIDE OF THE NOTE]
5.875% SENIOR NOTE DUE 2013
     1. Interest. Commencing May 26, 2006, interest on this Note will accrue at the rate of 5.875% per annum and will be payable in cash semiannually on each June 1 and December 1, commencing December 1, 2006, to Holders of record on the close of business on the immediately preceding May 15 and November 15. All such interest shall be payable on demand.
     2. Method of Payment. Subject to the terms and conditions of the Indenture, payments in respect of the Notes shall be made at the office or agency of the Company maintained for that purpose in the City and State of New York. The Company will pay cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts.
     3. Paying Agent and Security Registrar. Initially, JPMorgan Chase Bank, National Association, as Trustee (the “Trustee”), will act as Paying Agent and Security Registrar. The Company may appoint and change any paying agent or security registrar without notice, other than notice to the Trustee. The Company or any of its Subsidiaries or any of their Affiliates may act as Paying Agent or Security Registrar.
     4. Indenture. The Company issued the Notes under an Indenture, dated as of May 26, 2006, between the Company and the Trustee, as supplemented by a First Supplemental Indenture, dated as of May 26, 2006, between the Company, the Trustee and Noble Drilling Corporation, as Guarantor (collectively, the “Indenture”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act of 1939”). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act of 1939 for a statement of those terms.
     The Notes are general unsecured obligations of the Company, limited to $300,000,000 aggregate principal amount.
     5. Redemption at the Option of the Company. No sinking fund is provided for the Notes. The Notes will be subject to redemption at the option of the Company, in whole or in part, at any time and from time to time, upon not less than 30 nor more than 60 days’ notice to the Holders prior to the Redemption Date, at the Redemption Price (as defined below).
     If notice of redemption has been given as provided in Article Eleven of the Indenture and funds for the redemption of any Notes called for redemption shall have been made available on the Redemption Date referred to in such notice, such Notes will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of the Notes from and after the Redemption Date will be to receive payment of the Redemption Price upon surrender of such Notes in accordance with such notice.

Exhibit A-4

     As used herein:
     “Make-Whole Premium” with respect to any Note (or portion of a Note) to be redeemed shall be equal to the excess, if any, of:
          (i) the sum of the present values, calculated as of the Redemption Date, of:
     (A) each interest payment that, but for the redemption, would have been payable on the Note (or its portion) being redeemed on each Interest Payment Date occurring after the Redemption Date (excluding any accrued interest for the period before the Redemption Date); and
     (B) the principal amount that, but for the redemption, would have been payable at the final maturity of the Note (or its portion) being redeemed;
over
          (ii) the principal amount of the Note (or its portion) being redeemed.
     The present values of interest and principal payments referred to in clause (i) above will be determined in accordance with generally accepted principles of financial analysis. Those present values will be calculated by discounting the amount of each payment of interest or principal from the date that such payment would have been payable, but for the redemption, to the Redemption Date at a discount rate equal to the Treasury Yield plus 15 basis points for such Notes. The Make-Whole Premium will be calculated by an independent investment banking institution of national standing appointed by the Company, provided that if the Company fails to make such appointment at least 45 Business Days prior to the Redemption Date, or if the institution so appointed is unwilling or unable to make the calculation, such calculation will be made by Goldman, Sachs & Co. or, if that firm is unwilling or unable to make the calculation, by the Independent Investment Banker.
     “Redemption Price,” with respect to Notes being redeemed on a Redemption Date, shall be the price equal to 100% of the principal amount thereof plus accrued interest to the Redemption Date (subject to the right of holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date), plus a Make-Whole Premium, if any is required to be paid. The Redemption Price of any Notes being redeemed will never be less than 100% of the principal amount of the Notes being redeemed plus accrued interest to the Redemption Date.
     If less than all the Notes are to be redeemed, the particular Notes or portions thereof to be redeemed shall be selected not more than 60 days prior to the Redemption Date by the Trustee from the Outstanding Notes not previously called for redemption, either pro rata, by lot or by another method the Trustee shall deem fair and reasonable, and the aggregate principal amounts to be redeemed must be equal to $1,000 or any integral multiple thereof.
     6. Denominations; Transfer; Exchange. The Notes are in registered form, without coupons, in denominations of $1,000 of principal amount and integral multiples of $1,000. A Holder may register the transfer of or exchange Notes in accordance with the Indenture. The

Exhibit A-5

Security Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Company shall not be required to exchange or register a transfer of (a) any Notes for a period of 15 days next preceding the first mailing or publication of notice of redemption of Notes to be redeemed or (b) any Notes selected, called or being called for redemption, in whole or in part, except, in the case of any Note to be redeemed in part, the portion thereof not so to be redeemed.
     7. Persons Deemed Owners. The registered Holder of this Note may be treated as the owner of this Note for all purposes.
     8. Unclaimed Money. The Trustee and each Paying Agent shall each return to the Company upon written request any money held by them for the payment of any amount with respect to the Notes that remains unclaimed for three years. After return to the Company, Holders entitled to the money must look to the Company for payment as general creditors unless an applicable abandoned property law designates another person.
     9. Amendment; Waiver. Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended with the written consent of the Holders of a majority in aggregate principal amount of the Notes at the time Outstanding and (ii) certain defaults or noncompliance with certain provisions may be waived with the written consent of the Holders of a majority in aggregate principal amount of the Notes at the time Outstanding. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company and the Trustee may amend the Indenture or the Notes to cure any ambiguity, defect or inconsistency, or to comply with Article Nine of the Indenture, or to make any change that does not adversely affect the rights of any Holder of Notes in any material respect.
     10. Defaults and Remedies. Under the Indenture, Events of Default include, among others, (a) default in the payment of principal or premium, if any, when due; (b) default in the payment of any installment of interest when due, continued for 30 days; (c) default in the performance of any covenant of the Company applicable to the Notes, continued for 90 days after written notice given in accordance with the Indenture to the Company by the Trustee or to the Company and the Trustee, by the Holders of at least 25% in aggregate principal amount of all series of Notes then Outstanding; (d) the Guarantee ceases to be in full force and effect (except in accordance with its terms) or the Guarantor denies or disaffirms its obligations under the Guarantee; (e) certain events of bankruptcy, insolvency or reorganization of the Company; and (f) default under any bond, debenture, note or other evidence of Indebtedness (other than Non-Recourse Indebtedness) by either of the Company or any Subsidiary or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness (other than Non-Recourse Indebtedness) of either of the Company or any Subsidiary resulting in the acceleration of such Indebtedness (other than Non-Recourse Indebtedness), or any default in payment of such Indebtedness (other than Non-Recourse Indebtedness) (after expiration of any applicable grace periods and presentation of any debt instruments, if required), if the aggregate amount of all such Indebtedness (other than Non-Recourse Indebtedness) that has been so accelerated and with respect to which there has been such a default in payment shall exceed $25,000,000 and there has been a failure to obtain rescission or annulment of all such accelerations or to discharge all such defaulted indebtedness

Exhibit A-6

within 20 days after there has been given in accordance with the Indenture to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the Indenture.
     If any Event of Default shall occur and be continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then Outstanding, by notice in writing to the Company (and to the Trustee, if given by the Holders), may declare the principal of all of the Notes and the interest, if any, accrued thereon to be due and payable immediately; provided, however, that the Holders of a majority in aggregate principal amount of the Notes then Outstanding, by notice in writing to the Company and the Trustee, may rescind and annul such declaration and its consequences if all defaults under such Indenture are cured or waived.
     No Holder of Notes then Outstanding may institute any suit, action or proceeding with respect to, or otherwise attempt to enforce, the Indenture, unless (i) such Holder previously shall have given to the Trustee written notice of default and of the continuance thereof, (ii) the Holders of not less than 25% in aggregate principal amount of the Notes then Outstanding shall have made written request to the Trustee to institute such suit, action or proceeding and shall have offered to the Trustee such reasonable indemnity as it may require with respect thereto and (iii) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding; provided that, the right of any Holder of any Note to receive payment of the principal of, premium, if any, or interest, if any, on such Note, on or after the respective due dates, or to institute suit for the enforcement of any such payment shall not be impaired or affected without the consent of such Holder. The Holders of a majority in aggregate principal amount of the Notes then Outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes, provided that the Trustee may decline to follow such direction if the Trustee determines that such action or proceeding is unlawful or would involve the Trustee in personal liability.
     The Company is required to furnish to the Trustee annually a certificate as to compliance by the Company with all conditions and covenants under the Indenture.
     11. Trustee Dealings With the Company. Subject to certain limitations imposed by the Trust Indenture Act of 1939 and the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.
     12. No Recourse Against Others. A director, officer, employee, member or stockholder, as such, of the Company or the Guarantor shall not have any liability for any obligations of the Company or the payment obligations of the Guarantor under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes and the Guarantee.

Exhibit A-7

     13. Authentication. This Note shall not be valid until an authorized signatory of the Trustee manually signs the Trustee’s Certificate of Authentication on the other side of this Note.
     14. Defeasance, Covenant Defeasance. The Notes are subject to defeasance and covenant defeasance as provided in the Indenture.
     15. Abbreviations. Customary abbreviations may be used in the name of a Holder of Notes or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gift to Minors Act).
     16. Governing Law. THIS NOTE AND THE INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.
     The Company will furnish to any Holder of Notes upon written request and without charge a copy of the Indenture. Requests may be made to: Noble Corporation, 13135 South Dairy Ashford, Suite 800, Sugar Land, Texas 77478, Attention: Corporate Secretary.

Exhibit A-8

ASSIGNMENT
FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please insert Name, Social Security Number or other Identifying Number of Assignee)
at the following address:

(Please print or typewrite name and address, including postal zip code, of assignee)

this Note and all rights hereunder, hereby irrevocably constituting and appointing                                                                                                             Attorney to transfer this Note on the books of the Trustee, with full power of substitution in the premises.
Dated:

Notice: The signature(s) on this
Assignment must correspond with the
name(s) as written upon the face of
this Note in every particular, without
alteration or enlargement or any
change whatsoever.

Exhibit A-9

EXHIBIT B
[FORM OF NOTATION OF GUARANTEE]
NOTATION OF PAYMENT GUARANTEE OF NOBLE DRILLING CORPORATION
     For value received, the undersigned, Noble Drilling Corporation, a Delaware corporation (the “Guarantor,” which term includes any successor person under the indenture referred to below), and a wholly-owned indirect subsidiary of Noble Corporation, a Cayman Islands exempted company limited by shares (the “Company”), has unconditionally guaranteed, to the extent set forth in, and subject to the provisions of, the First Supplemental Indenture, dated as of May 26, 2006 (the “First Supplemental Indenture”), among the Company, the Guarantor and JPMorgan Chase Bank, National Association, as trustee (the “Trustee”), (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes (as defined in the First Supplemental Indenture), whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of and interest on the Notes, if any, if lawful, and the due and punctual performance of all other payment obligations of the Company to the holders of the Notes or the Trustee all in accordance with the terms of the Indenture, dated as of May 26, 2006, between the Company and the Trustee, with respect to the Company’s 5.875% Senior Notes due 2013 and the First Supplemental Indenture, and (b) in case of any extension of time of payment or renewal of any Notes or any of such other payment obligations, that the same will be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The payment obligations of the Guarantor to the holders of the Notes and to the Trustee pursuant to this guarantee are expressly set forth in Sections 3 through 6 of the First Supplemental Indenture, and reference is hereby made to the First Supplemental Indenture for the precise terms of this payment guarantee.

NOBLE DRILLING CORPORATION, as Guarantor

By:

Name:
Title: